Item 26. Exhibit (n) i.

Consent of Independent Registered Public Accounting Firm

The Board of Directors of MML Bay State Life Insurance Company and

Policy owners of MML Bay State Variable Life Separate Account I:

We consent to the use, in this Post-Effective Amendment No. 24 to Registration Statement No. 033-82060 on Form N-6, of our report dated March 3, 2016 with respect to the statement of assets and liabilities of MML Bay State Variable Life Separate Account I as of December 31, 2015, and the related statements of operations and changes in net assets for each of the years or periods in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended and of our report dated February 19, 2016 with respect to the statutory statements of financial position of MML Bay State Life Insurance Company (the Company) as of December 31, 2015 and 2014, and the related statutory statements of operations, changes in shareholder’s equity and cash flows for the three-year period ended December 31, 2015, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

Our report relating to the Company’s financial statements dated February 19, 2016 states that the Company prepared the financial statements using statutory accounting practices prescribed or permitted by the State of Connecticut Insurance Department (statutory accounting practices), which is a basis of accounting other than U.S. generally accepted accounting principles. Accordingly, our report states that the Company’s financial statements are not intended to be and, therefore, are not presented fairly in accordance with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in accordance with statutory accounting practices.

/s/ KPMG LLP

Hartford, Connecticut

April 25, 2016